Exhibit 10.1

March 3, 2006

AMCON Distributing Company
7405 Irvington Road
Omaha, Nebraska 68122

And

Chamberlin Natural Foods, Inc.
430 North Orlando Avenue
Winter Park, Florida 32789

And

Hawaiian Natural Water Company, Inc.
98-746 Kuahao Place
Pearl City, Hawaii 96782

And

Health Food Associates, Inc.
7807 East 51st Street
Tulsa, Oklahoma 74145

And

Trinity Springs, Inc.
1101 West River Street
Suite 370
Boise, Idaho 83702

Re: Sixth Amendment to Amended and Restated Loan and Security Agreement (this "Amendment")


Gentlemen:

AMCON Distributing Company, a Delaware corporation, ("AMCON"), Chamberlin Natural Foods, Inc., a Florida corporation, ("Chamberlin Natural"), Hawaiian Natural Water Company, Inc., a Delaware corporation, ("Hawaiian Natural"), Health Food Associates, Inc., an Oklahoma corporation, ("Health Food"), and Trinity Springs, Inc., a Delaware corporation, ("Trinity Springs"), (AMCON, Chamberlin Natural, Hawaiian Natural, Health Food, and Trinity Springs are each referred to as a "Borrower" and are collectively referred to as "Borrowers") and LaSalle Bank National Association, a national banking association (in its individual capacity, "LaSalle"), as agent (in such capacity as agent, "Agent") for itself, Gold Bank, a Kansas state bank, and all other lenders from time to time party to the Loan Agreement referred to below ("Lenders"), have entered into that certain Amended and Restated Loan and Security Agreement dated September 30, 2004 (the "Loan Agreement"). From time to time thereafter, Borrowers, Agent and Lenders may have executed various amendments (each an "Amendment" and collectively the "Amendments") to the Loan Agreement (the Loan Agreement and the Amendments hereinafter are referred to, collectively, as the "Agreement"). Borrowers, Agent and Lenders now desire to further amend the Agreement as provided herein, subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

  1.  The Agreement hereby is amended as follows:


      a. Subsection 1 of the Agreement is amended by adding thereto in alphabetical order the following definition of "Excess Availability":

          "Excess Availability" shall mean, as of any date of determination by Agent, the excess, if any, of the lesser of (i) the Maximum Revolving Loan Limit less the sum of the outstanding Revolving Loans and Letter of Credit Obligations and (ii) the Revolving Loan Limit less the sum of the outstanding Revolving Loans and Letter of Credit Obligations, in each case as of the close of business on such date and assuming, for purposes of calculation, that all accounts payable which remain unpaid more than thirty (30) days after the due dates thereof as the close of business on such date are treated as additional Revolving Loans outstanding on such date.


      b. Subsection 13(d) of the Agreement is amended and restated in full, to read as follows:


         (d) Mergers, Sales, Acquisitions, Subsidiaries and Other Transactions Outside the Ordinary Course of Business.

         No Borrower shall (i) enter into any merger or consolidation; (ii) change its state of organization or enter into any transaction which has the effect of changing its state of organization; (iii) sell, lease or otherwise dispose of any of its assets other than in the ordinary course of business, provided that AMCON may sell and dispose of assets with a value of less than $250,000.00 in any transaction, or series of related transactions, provided that the proceeds thereof, net of reasonable out of pocket disposition expenses, are applied to the Liabilities; (iv) purchase the stock, other equity interests or all or a material portion of the assets of any Person or division of such Person; or (v) enter into any other transaction outside the ordinary course of such Borrower's business, including, without limitation, any issuance of any shares of, or warrants or other rights to receive or purchase any shares of, any class of its stock or any other equity interest other than (I) such issuances pursuant to the terms of such Borrower's stock

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option plan, (II) the issuance by AMCON of Series B Preferred Stock so long as the entire proceeds thereof are used to repay the existing subordinated indebtedness of AMCON, and (III) the issuance by AMCON of 80,000 shares of Series C Convertible Preferred Stock to Draupnir Capital, LLC ("Draupnir") pursuant to that certain Securities Purchase Agreement dated as of March 3, 2006 between AMCON and Draupnir so long as the entire proceeds thereof are used to pay the Revolving Loans. Notwithstanding anything in this Agreement to the contrary, no Borrower shall redeem, retire, purchase or otherwise acquire any shares of any class or series of its stock or any other equity interest (including, without limitation, any shares of AMCON's Series A Preferred Stock, Series B Preferred Stock or Series C Convertible Preferred Stock); provided, however, that (i) AMCON may redeem odd lot stock (other than AMCON's Series C Convertible Preferred Stock) in an aggregate amount not to exceed $50,000.00 in any calendar year and other stock (other than AMCON's Series C Convertible Preferred Stock) up to $100,000.00 in the aggregate during any calendar year, and (ii) AMCON may redeem shares of AMCON's Series C Convertible Preferred Stock only so long as (I) no Event of Default is in existence at the time of, or would occur after giving effect to, any such redemption, and (II) Borrowers shall have Excess Availability of not less than Two Million Dollars ($2,000,000.00) after giving effect to any such redemption. No Borrower shall form any Subsidiaries or enter into any joint ventures or partnerships with any other Person.

      c. Subsection 13(e) of the Agreement is amended and restated in full, to read as follows:

         (e)  Dividends and Distributions.

          No Borrower shall declare or pay any dividend or other distribution (whether in cash or in kind) on any class of its stock (if such Borrower is a corporation) or on account of any equity interest in such Borrower (if such Borrower is a partnership, limited liability company or other type of entity). Notwithstanding the foregoing and provided that (i) each such dividend payment is permitted under all applicable laws; and (ii) no Event of Default shall have occurred prior to, or would occur as a result of, any such dividend payment, AMCON may pay the regularly scheduled dividends on its (w) Common Stock in an aggregate amount not to exceed $.72 per share in any Fiscal Year, (x) Series A Preferred Stock in accordance with the terms of such stock in an aggregate amount not to exceed $172,000 in any Fiscal Year,
(y) Series B Preferred Stock in accordance with the terms of such stock in an aggregate amount not to exceed $140,000 in any Fiscal Year, and (z) Series C Convertible Preferred Stock in accordance with the terms of the Series C Certificate of Designations (as defined below) in an aggregate amount not to exceed $120,000 in any Fiscal Year. Without limitation of the foregoing, AMCON hereby agrees not to accelerate, increase or prepay said dividends with respect to its Series A Preferred Stock, Series B Preferred Stock or Series C Convertible Preferred Stock.


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      d.  Subsection 13(g) of the Agreement is amended and restated in full, to read as follows:

          (g)  Fundamental Changes, Line of Business.

          Except for the filing by AMCON of (i) a Certificate of Designation for the Series B Preferred Stock and any restatements and amendments to AMCON's certificate of incorporation to physically reflect the Certificates of Designation for the Series A Preferred Stock and the Series B Preferred Stock, and (ii) a Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock of AMCON dated as of March 3, 2006 (the "Series C Certificate of Designations") and any restatements and amendments to AMCON's certificate of incorporation to physically reflect the Series C Certificate of Designations for the Series C Convertible Preferred Stock, no Borrower shall amend its organizational documents or change its Fiscal Year or enter into a new line of business materially different from such Borrower's current business.

  2. This Amendment shall not become effective until each of the following conditions precedent has been satisfied:

      a. Agent shall have received this Amendment, duly executed by the parties hereto;

      b. Agent shall have received a true, correct and complete copy of that certain Securities Purchase Agreement dated as of March 3, 2006 between AMCON and Draupnir Capital, LLC (the "Securities Purchase Agreement"), together with all exhibits and schedules thereto, all in form and substance satisfactory to Agent, duly executed by the parties thereto, certified by an officer of AMCON; and

      c. Agent shall have received from AMCON to pay the Revolving Loans all of the proceeds from the issuance and sale by AMCON of shares of Series C Convertible Preferred Stock pursuant to the Securities Purchase Agreement and such proceeds shall have been no less than $2,000,000.00.

  3. The representations and warranties set forth in Section 11 of the Agreement shall be deemed remade as of the date hereof by each Borrower, except that any and all references to the Agreement in such representations and warranties shall be deemed to include this Amendment. No Event of Default has occurred and is continuing and no event has occurred and is continuing which, with the lapse of time, the giving of notice, or both, would constitute an Event of Default under the Agreement.

  4. Borrowers agree to pay on demand all costs and expenses of or incurred by Agent (including, but not limited to, legal fees and expenses) in connection with the negotiation, preparation, execution and delivery of this Amendment.


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  5.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

  6. Except as expressly amended hereby, the Agreement and the Other Agreements are hereby ratified and confirmed by the parties hereto and remain in full force and effect in accordance with the terms thereof. Each Borrower hereby reaffirms its grant of the security interest in the Collateral.

  7. This Amendment shall be governed by and construed under the laws of the State of Illinois, without regard to conflict of laws principles of such State.


LASALLE BANK NATIONAL ASSOCIATION,
a national banking association,
as Agent and a Lender

By: /s/ Mitchell Rasky
    ------------------
        Mitchel Rasky
Title:  Sr. Vice President

GOLD BANK,
a Kansas state bank,
as a Lender

By: /s/ Mark Jannaman
    -----------------
        Mark Jannaman
Title:  Vice President


ACKNOWLEDGED AND AGREED TO this 3rd day of March, 2006:

AMCON DISTRIBUTING COMPANY

By: /s/ Michael D. James
    --------------------
        Michael D. James
Title:  Vice President and Chief Financial Officer


HAWAIIAN NATURAL WATER COMPANY, INC.

By: /s/ Michael D. James
    --------------------
        Michael D. James
Title:  Secretary


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CHAMBERLIN NATURAL FOODS, INC.

By: /s/ Michael D. James
    --------------------
        Michael D. James
Title:  Secretary


HEALTH FOOD ASSOCIATES, INC.

By: /s/ Michael D. James
    --------------------
        Michael D. James
Title:  Secretary


TRINITY SPRINGS, INC.

By: /s/ Michael D. James
    --------------------
        Michael D. James
Title:  Asst. Secretary


Consented and agreed to by the following guarantor(s) of the obligations of AMCON DISTRIBUTING COMPANY, HAWAIIAN NATURAL WATER COMPANY, INC., CHAMBERLIN NATURAL FOODS, INC., and HEALTH FOOD ASSOCIATES, INC. to LaSalle Bank National Association, as Agent.


/s/ William F. Wright
---------------------
William F. Wright
Date:  March 3, 2006






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